Exhibit 10.3

FORM OF RESTRICTED STOCK UNIT (RSU) GRANT AGREEMENT (2011 PLAN)

THIS AGREEMENT, made as of ___________ (the “Grant Date”), between MDC Partners Inc., a Canadian corporation (the “Corporation”), and _______________ (the “Grantee”), an employee of the Corporation.

WHEREAS, the Corporation has adopted the 2011 Stock Incentive Plan (the “Plan”) for the purpose of providing employees and consultants of the Corporation a proprietary interest in pursuing the long-term growth, profitability and financial success of the Corporation (except as otherwise expressly set forth herein, capitalized terms used in this Agreement shall have the definitions set forth in the Plan).

WHEREAS, the Human Resources & Compensation Committee (the “Committee”) of the Board of Directors has determined that it is in the best interests of the Corporation to make the award set forth herein, which award will vest on the third anniversary of the date hereof, subject to accelerated vesting upon achievement by the Corporation of specified financial growth targets during the calendar years 2011 – 2012.

WHEREAS, pursuant to the Plan, the Committee has determined to grant an Other Stock-Based Award to the Grantee in the form of restricted stock units (the “Restricted Stock Units”) of shares of Class A subordinate voting shares of the Corporation (“Class A Shares”), subject to the terms, conditions and limitations provided herein and in the Plan;

NOW, THEREFORE, the parties hereto agree as follows:

1.           Grant of Restricted Stock Units.

1.1        The Corporation hereby grants to the Grantee, on the terms and conditions set forth in this Agreement, the number of shares of Restricted Stock Units set forth under the Grantee's name on the signature page hereto.  Each Restricted Stock Unit issued under this Agreement shall represent the right to receive one issued and outstanding share of the Class A Shares of the Corporation, but shall be subject to the restrictions, conditions and other terms set forth in this Agreement and in the Plan.

1.2        The Grantee's rights with respect to all the shares of Restricted Stock Units shall remain forfeitable at all times prior to the Vesting Date (as defined below).

1.3        This Agreement shall be construed in accordance with, and subject to, the terms of the Plan (the provisions of which are incorporated herein by reference).

2.            Rights of Grantee.

With respect to the Restricted Stock Units awarded hereunder, the Grantee shall have no rights as a stockholder of the Corporation (including the right to vote or receive dividends) with respect to any Class A Shares of the Corporation until the date of issuance to the Grantee of a certificate or other evidence of ownership representing such Class A Shares in settlement thereof.  Prior to the Vesting Date, the Grantee shall not be entitled to transfer, sell, pledge, hypothecate or assign any portion of the Restricted Stock Units (collectively, the “Transfer Restrictions”) without the prior consent of the Company.

3.           Vesting; Lapse of Restrictions.

3.1        The Transfer Restrictions with respect to all the shares underlying the Restricted Stock Units granted under this Agreement shall lapse on the third (3rd) anniversary of the Grant Date (the “Vesting Date”), provided the Grantee continues to be serving as an employee of the Corporation until such Vesting Date; provided, further, that the Transfer Restrictions with respect to all the shares underlying the Restricted Stock Units shall lapse, if sooner, on the date of any one of the following “Permitted Acceleration Events”:  (i) the occurrence of a Change in Control (as defined in the Plan); (ii) the Grantee’s employment is terminated by the Corporation (other than for “cause”), or by the employee for “good reason” (as each such term may be defined in the Grantee’s underlying employment agreement); (iii) the Grantee’s death or disability; or (iv) achievement by the Corporation of the financial performance measure(s) set forth in Section 3.3 herein.   In no event shall the Grantee be vested or otherwise entitled to more than one hundred percent (100%) of the shares underlying the Restricted Stock Units granted pursuant to section 1.1 above.

3.2    Notwithstanding anything in this Agreement to the contrary, upon the resignation or termination of Grantee as an executive of the Corporation for cause (other than due to a Permitted Acceleration Event), all shares underlying the Restricted Stock Units in respect of which the Transfer Restrictions have not previously lapsed in accordance with Section 3.1 hereof shall be forfeited and automatically transferred to and reacquired by the Corporation at no cost to the Corporation, and neither the Grantee nor any heirs, executors, administrators or successors of such Grantee shall thereafter have any right or interest in such shares of Restricted Stock.

3.3           For purposes of the foregoing, the following terms shall have the following meanings:

(a)             “2011-2012 Performance Measures” means the achievement by the Corporation of EBITDA in the following amounts during the specified Performance Period (as defined in the Plan):

(i)           2011 Target.  In the event that the Corporation achieves EBITDA for the twelve-months ended December 31, 2011, in an amount equal to not less than the product of 2010 EBITDA (as defined below) multiplied by 1.05 (the “2011 Target”), then 50% of the 2011 Restricted Stock Units will vest on March 15, 2012.

(ii)           2011/2012 Cumulative Target.    In the event that the Corporation achieves EBITDA for the two (2) years ended December 31, 2012, in an amount equal to not less than the sum of (i) the 2011 Target, plus (ii) the product of the 2011 Target multiplied by 1.10 (such sum, the “2011/2012 Cumulative Target”), then 100% of the 2011 Restricted Stock Units will vest on March 15, 2013 (but only to the extent not previously vested).  The 2011/2012 Cumulative Target represents annual growth of 10% in EBITDA in 2011 and 2012, as compared to the 2011 Target.

(iii)           2011 Restricted Stock Award Limit.  In no event shall the Grantee be vested or otherwise entitled to more than one hundred percent (100%) of the shares of Restricted Stock granted as part of the 2011 Restricted Stock Units pursuant to section 1.1 above.

(b)           “Cause” means the Grantee’s termination by reason of (i) his/her continued or willful failure substantially to perform his/her duties for the Corporation, (ii) his/her willful and serious misconduct in connection with the performance of his/her duties for the Corporation, (iii) the Grantee’s conviction of, or entering a plea of guilty or nolocontendere to, a crime that constitutes a felony or a crime involving moral turpitude, (iv) his/her fraudulent or dishonest conduct or (v) his/her material breach of any of his/her obligations or covenants under any written policies of the Corporation or any written agreement between such Grantee and the Corporation.

(c)           “Change in Control” shall have the meaning set forth in Section 2(b) of the Plan, provided that the reference to “twenty-five percent (25%) or more of the combined voting power of MDC's then outstanding voting securities” in Section 2(b)(i) of the Plan shall, for purposes of this 2011 Restricted Stock Award, be amended to read “fifty percent (50%) or more of the combined voting power of MDC's then outstanding voting securities”; and, provided further, that the reference in Section 2(b)(iii)(A)(III)(3) to “twenty five percent (25%) or more of the combined voting power of the Surviving Corporation’s voting securities outstanding immediately following such transaction” shall, for purposes of this 2011 Restricted Stock Unit Award, be amended to read “fifty percent (50%) or more of the combined voting power of the Surviving Corporation’s voting securities outstanding immediately following such transaction”.

(d)           “Disability” shall mean a mental or physical condition of the Grantee rendering him unable to perform his/her duties for the Corporation for a period of six (6) consecutive months or for 180 days within any consecutive 365-day period and which is reasonably expected to continue indefinitely; provided that if, as of the date of determination, the Grantee is a party to an effective employment agreement with a different definition of “Disability” or any derivation of such term, the definition of “Disability” (or its derivation) contained in such employment agreement shall be substituted for the definition set forth above for all purposes hereunder.

(e)           “EBITDA” shall mean the Corporation’s share of consolidated earnings before interest, taxes, depreciation and amortization, plus any non-cash charges for stock-based compensation which were deducted in the calculation of EBITDA.

(f)           “2010 EBITDA” shall mean the Corporation’s EBITDA for the year ended December 31, 2010, as determined by the Compensation Committee following completion of Corporation’s audited financial statements for the year ended December 31, 2010.

4.           Delivery of Shares.

4.1        Certificates (or an electronic "book entry") representing those Class A Shares issued in settlement of Restricted Stock Units in respect of which the Transfer Restrictions have lapsed pursuant to Section 3.1 hereof shall be delivered to the Grantee as soon as practicable following the Vesting Date.

4.2           The Grantee, or the executors or administrators of the Grantee's estate, as the case may be, may receive, hold, sell or otherwise dispose of those shares of Restricted Stock Units delivered to him or her pursuant to this Section 4.2 free and clear of the Transfer Restrictions, but subject to compliance with all federal and state securities laws.

5.           Dividends.  All dividends declared and paid by the Corporation on shares of Restricted Stock Units shall be deferred until the lapsing of the Transfer Restrictions pursuant to Section 3.1.  The deferred dividends shall be held by the Corporation for the account of the Grantee until the Vesting Date, at which time the dividends, with no interest thereon, shall be paid to the Grantee or her/his estate, as the case may be.  Upon the forfeiture of the shares of Restricted Stock Units pursuant to Section 3.2, any deferred dividends shall also be forfeited to the Corporation.

6.           No Right to Continued Retention.  Nothing in this Agreement or the Plan shall be interpreted or construed to confer upon the Grantee any right with respect to continuance as an employee, nor shall this Agreement or the Plan interfere in any way with the right of the Corporation to terminate the Grantee's service as an employee at any time.

7.           Adjustments Upon Change in Capitalization.  If, by operation of Section 10 of the Plan, the Grantee shall be entitled to new, additional or different shares of stock or securities of the Corporation or any successor corporation or entity or other property, such new, additional or different shares or other property shall thereupon be subject to all of the conditions and restrictions which were applicable to the shares of Restricted Stock Units immediately prior to the event and/or transaction that gave rise to the operation of Section 10 of the Plan.

8.           Modification of Agreement.  Except as set forth in the Plan and herein, this Agreement may be modified, amended, suspended or terminated, and any terms or conditions may be waived, but only by a written instrument executed by the parties hereto.

9.           Severability.  Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement shall not be affected by such holding and shall continue in full force and effect in accordance with their terms.

10.         Governing Law.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York without regard to its conflict of laws principle, except to the extent that the application of New York law would result in a violation of the Canadian Business Corporation Act.

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11.         Successors in Interest.  This Agreement shall inure to the benefit of and be binding upon any successor to the Corporation.  This Agreement shall inure to the benefit of the Grantee's heirs, executors, administrators and successors.  All obligations imposed upon the Grantee and all rights granted to the Corporation under this Agreement shall be binding upon the Grantee's heirs, executors, administrators and successors.
MDC PARTNERS INC.

By:
Name:
Title:

MDC PARTNERS INC.

By:
Name:
Title:

GRANTEE:

By:
Name:

Number of Restricted Stock Units Hereby Granted: